                                                                    EXHIBIT 99.1


[CITIZENS LOGO]





FOR IMMEDIATE RELEASE                  CONTACT: Charles D. Christy
                                                Chief Financial Officer
                                                (810) 237-4200
                                                Charlie.Christy@cbcf-net.com
                                       CONTACT: Ryan P. Mathews
                                                VP Investor Relations
                                                (810) 257-2489
                                                Ryan.Mathews@cbcf-net.com
                                       TRADED:  NASDAQ
                                       SYMBOL:  CBCF
APRIL 22, 2004


                          CITIZENS BANKING CORPORATION
                      ANNOUNCES FIRST QUARTER 2004 RESULTS

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of $17,443,000 or $0.40 per diluted share for the three months ended March 31, 2004, an increase of $2,385,000 or 15.8% compared to net income of $15,058,000 or $0.34 per diluted share in the same quarter of 2003. The increase in net income for the quarter compared to the first quarter of 2003 was due to a lower provision for loan losses partially offset by lower net interest income and noninterest income, and higher noninterest expense. Returns on average assets and average equity during the first quarter were 0.92% and 10.89%, respectively, compared with 0.82% and 9.50% in the first quarter of 2003.

"We're pleased that the continued improvement in our credit quality has enabled us to achieve earnings improvement over the first quarter of 2003. Both nonperforming assets and loan charge-offs are now at their lowest levels in eight quarters. We are continuing to make progress on our strategic initiatives which are generating increased levels of consumer loans and deposits," remarked William R. Hartman, chairman, president and CEO.

KEY HIGHLIGHTS OF THE QUARTER:
o Nonperforming assets decreased $14.6 million or 19.0% to $62.4 million compared with year end 2003 and $30.9 million or 33.1% compared with March 31, 2003 levels. Nonperforming assets represent 1.20% of total loans compared with 1.47% at year end 2003 and 1.76% at March 31, 2003. Loans added to the commercial nonperforming asset category decreased to $11.7 million for the quarter compared with $17.8 million in the fourth quarter of 2003 while loans removed from that category totaled $25.1 million for the quarter compared to $32.8 million in the fourth quarter of 2003.
o Provision for loan losses declined to $7.0 million compared with $8.0 million in the fourth quarter of 2003 and $19.0 million in the same quarter of 2003. Net charge-offs declined to $6.8 million in the first quarter compared with $7.7 million in the prior quarter and $16.1 million in the same quarter a year ago.
o Citizens executed two successful home equity loan campaigns in the first quarter of 2004 resulting in $308 million in new applications. Home equity loans grew $64.3 million or 8.6% in the first quarter of 2004 and $253 million or 45.1% in the twelve months ended March 31, 2004.
o Citizens opened nearly 7,500 new checking accounts during the first quarter, representing a 60% increase in the number of accounts opened compared with the same period in 2003.
o Two new offices were opened during the first quarter as part of Citizens' aggressive Oakland County expansion initiative

BALANCE SHEET
Citizens' total assets at March 31, 2004 were $7.692 billion, a decrease of $19 million or 0.2% compared with December 31, 2003 and a decrease of $76 million or 1.0% compared with March 31, 2003. Total assets declined due to a decrease in portfolio loans and mortgage loans held for sale, offset in part by higher investment securities balances. Portfolio loans decreased $45.8 million or 0.9% and $102.7 million or 1.9% compared with December 31, 2003 and March 31, 2003, respectively. Commercial loans declined $90.5 million from December 31, 2003 and $319.8 million from March 31, 2003 due to lower demand for commercial credit, high repayment activity and continued reduction of exposure on credits not meeting Citizens' risk parameters.

Consumer loans, excluding mortgage loans, increased $63.8 million and $338.5 million compared with December 31, 2003 and March 31, 2003, respectively. Compared with March 31, 2003, home equity loans increased $253.0 million or 45.1% due to the success of four major campaigns over the last 12 months. Indirect loans increased $108.9 million or 17.2% compared with March 31, 2003 as a result of strong growth in the marine and recreational vehicle segments. Other direct loans decreased $23.4 million compared with March 31, 2003. Compared with December 31, 2003, home equity loans increased $64.3 million while indirect and other direct loan balances remained relatively flat.

Mortgage loans declined $19.1 million and $121.3 million compared with December 31, 2003 and March 31, 2003 levels, respectively. Mortgage loans declined due to continued loan refinance and repayment activity and Citizens' strategy to sell most new mortgage loan production into the secondary market. Closed mortgage volume declined to $107 million compared with $351 million in the first quarter of 2003 as mortgage rates moved higher and slowed refinance activity early in the first quarter of 2004. Mortgage loans sold declined to $70 million in the first quarter of 2004 compared with $305 million in the same quarter of the prior year.

Deposits increased $18.7 million compared with December 31, 2003 as a result of several deposit account campaigns during the first quarter. A checking account promotion that began in early February generated nearly 7,500 new accounts during the quarter, representing a 60% increase in the number of accounts opened compared with the same period in 2003. Additionally, a two-week market rate savings product promotion resulted in $40 million of new deposits. Compared with March 31, 2003, deposits declined $350.8 million as a result of a decline in time deposits, reflecting Citizens' less aggressive pricing posture during the lower interest rate environment.

CREDIT QUALITY
Nonperforming assets totaled $62.4 million or 0.81% of total assets at March 31, 2004, representing a decrease of $14.6 million or 19.0% compared with December 31, 2003 and $30.9 million or 33.1% compared with March 31, 2003. During the first quarter of 2004, Citizens sold one of its two largest nonperforming assets and received a significant cash payment on the other, reducing nonperforming assets by a total of $8.4 million on these two credits alone. In addition, exposures on various other nonperforming assets were reduced, recovered, or paid current by the borrower.

The allowance for loan losses totaled $123.7 million or 2.38% of loans at March 31, 2004, consistent with the December 31, 2003 level of $123.5 million or 2.36% of loans and $14.0 million higher compared with $109.7 million or 2.07% of loans at March 31, 2003. The allowance for loan losses as a percent of nonperforming loans increased to 226% at March 31, 2004 compared with 179% at December 31, 2003 and 129% at March 31, 2003. Net charge-offs declined to $6.8 million in the first quarter of 2004 compared with $7.7 million in the prior quarter and $16.1 million in the same quarter a year ago. The significant decline in net charge-offs compared with the first quarter of 2003 is largely due to an $11.5 million charge-off on a single commercial credit in the first quarter of 2003.

The provision for loan losses declined to $7.0 million compared with $8.0 million in the fourth quarter of 2003 and $19.0 million in the same quarter of 2003. The decline in the provision for loan losses reflects the lower level of net charge-offs, the reduction in nonperforming assets and fewer risk rating downgrades on commercial credits during the quarter. Citizens expects both net charge-offs and provision expense to be lower in the second quarter than in the first quarter of 2004.

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin declined to 4.01% in the first quarter of 2004 compared with 4.07% in the prior quarter and 4.33% in the first quarter of 2003. The decline in net interest margin compared with the fourth quarter of 2003 was due to slightly lower yields on earning assets, primarily fixed rate commercial and consumer loans, and to a lesser extent, investment securities, while the overall cost of funds remained constant. The decrease in net interest margin from the first quarter of 2003 was due to declines in yields on all earning asset categories as a result of the lower interest rate environment as well as a mix shift in earning assets from loans to lower yielding securities. The decrease in earning asset yields from the first quarter of 2003 was partially offset by a 44 basis point decline in funding costs as the cost of all funding sources declined in the lower interest rate environment.

Net interest income decreased $2.4 million in the first quarter of 2004 compared to the prior quarter due to the aforementioned decline in the net interest margin and lower average earning assets. Average earning assets declined $51 million as decreases in commercial loans and mortgage loans held for sale more than offset growth in home equity loans. Compared to the first quarter of 2003, net interest income decreased $3.2 million as a 32 basis point decline in the net interest margin more than offset the $185 million increase in earning assets. Citizens anticipates its net interest income in the second quarter of 2004 to be comparable with the first quarter and expects net interest income to grow during the second half of 2004 due to a higher volume of earning assets.

NONINTEREST INCOME
Noninterest income for the quarter was $22.5 million, a decrease of $0.8 million or 3.3% from the first quarter of 2003. The decrease reflects a decline in mortgage income from a lower volume of mortgage loan originations and sales, partially offset by increases in deposit service charges, trust fees and other income. Mortgage income decreased $2.9 million in the first quarter of 2004 compared with the same quarter of 2003 as mortgage origination volume decreased $244 million to $107 million due to lower refinance activity, and consequently, mortgage loan sales declined $235 million to $70 million. Deposit service charges increased $1.5 million due to higher overdraft fee income, a result of initiatives put in place throughout 2003. Other noninterest income increased $0.6 million due to gains from the sale of former branch and other bank premises in the first quarter of 2004.

Trust fees increased $90,000 or 2.1% to $4.3 million in the quarter ending March 31, 2004, from $4.2 million in the same quarter of 2003. Total trust assets under administration increased $395 million to $2.873 billion at March 31, 2004 from $2.478 billion at March 31, 2003. The increases in both trust fees and trust assets under administration were due to stronger financial markets and Citizens' new sales process implemented in January 2004, which is focused on relationship management and new business development strategies. "We generated organic growth within our investment management and trust business in the first quarter as a result of a significant increase in sales and a continued trend of slowing attrition in the existing book of investment management business," commented James A. Schmelter, executive vice president and head of wealth management.

Compared to the fourth quarter of 2003, noninterest income increased $0.9 million or 4.1% due to an increase in mortgage income of $0.2 million, an increase in other noninterest income of $0.9 million due to gains from the sale of former branch and other bank premises, partially offset by a decline in trust fees of $0.3 million due to seasonally higher trust income in the fourth quarter of 2003. Citizens anticipates noninterest income in the second quarter of 2004 to be slightly higher than the first quarter level and expects noninterest income to increase in the second half of the year.

NONINTEREST EXPENSE
Noninterest expense for the quarter was $60.5 million, nearly flat compared to $60.4 million in the fourth quarter of 2003 and an increase of $3.9 million compared to $56.6 million for the first quarter of 2003. The increase compared with the same period of the prior year was due to higher salaries and employee benefits, occupancy expense, data processing services, professional services and other noninterest expense, partially offset by lower equipment expense.

For the quarter, salaries and employee benefits increased $1.8 million or 6.1% compared to the same period in 2003 due to higher salaries and recruiting--related incentives in Oakland County of $0.7 million and $0.6 million, respectively, and higher severance costs of $0.4 million. Normal merit and other compensation increases were largely offset by decreases resulting from a lower level of staff. Citizens had 2,302 full time equivalent employees at March 31, 2004, down from 2,415 at March 31, 2003.

Occupancy expense increased $0.6 million, or 13.8%, in the first quarter compared to the same quarter of the prior year. Building rent and other occupancy costs increased $0.2 million due to the January 2004 opening of a new branch and administrative office in Oakland County, the first location in connection with the expansion initiative. Building repair increased $0.2 million due to a change in Citizens' capitalization policy during the fourth quarter of 2003 incorporating higher capitalization thresholds on new expenditures. Other occupancy costs increased $0.2 million due to higher maintenance, energy and real estate tax expenses.

Data processing services increased $0.3 million, or 10.0%, in the first quarter compared to the same quarter of the prior year. The increase is due to processing costs related to the fourth quarter 2003 system implementation of the new trust and investment accounting systems and operations with SEI Investments and retirement services recordkeeping systems and operations with EPIC Advisors, Inc.

Professional services expense increased $0.2 million or 5.9% during the first quarter compared to the same quarter a year ago due in part to higher audit costs related to implementation of new control evaluation procedures to comply with section 404 of the Sarbanes-Oxley Act. Equipment expense decreased $0.5 million or 12.6%, while telephone expense increased $0.4 million or 30.6%, compared to the same quarter a year ago due to reclassification of data transmission costs from equipment expense to telephone expense in connection with a new services contract.

Other noninterest expense increased $1.2 million or 32.6% compared to the same quarter of the prior year. The major factors contributing to the increase were higher non-credit related losses of $0.5 million as a result of a loss recovery and an unusually low level of such losses in the first quarter of the prior year, increased travel and training costs of $0.2 million, and higher state taxes of $0.2 million. Noninterest expense in the second quarter of 2004 is anticipated to remain comparable to the first quarter level, and increase slightly in the second half of 2004 due to additional costs related to new locations in Oakland County.

OAKLAND COUNTY
On February 18, 2004, Citizens Bank announced the opening of its first major hub facility in Oakland County, the 900 Tower Building located in Troy's Northfield Corporate Campus. During the ribbon-cutting celebration, Thomas C. Shafer, regional president, Southeast Michigan, commented, "We are selecting convenient, high-visibility locations for our new branches and we intend to be a competitive player in the market by offering superior customer service, integrated products and services, and technologically advanced banking facilities." The 19,000 square-foot facility includes a new Citizens Bank branch and administrative office space and serves as one of two planned major bank hubs in the county. The new location is expected to create up to an additional 45 direct employment positions.

Another new Oakland county branch opened in the Springfield Township Square, in Springfield Township near Clarkston, Michigan, on March 11, 2004. The new proto-type branch provides clients with features such as a drive-up and walk-up ATM, extended weekday and Saturday office hours and onsite access to a wider array of financial products and services.

ILLINOIS BANK SALE
On April 2, 2004 Citizens announced the signing of a definitive agreement to sell its subsidiary -- Citizens Bank-Illinois, N.A. -- to Metropolitan Bank Group, Inc., of Chicago, Ill., in a cash transaction valued at $26,250,000. Metropolitan Bank Group, a privately held company with assets of $2 billion, operates seven community banks with a total of 56 branches and more than 90 ATM locations in the Chicago area. "While the suburban Chicago market is growing and vibrant, we've made the strategic decision to focus our delivery systems where we have more locations and market influence," said Hartman. The sale is expected to close in the third quarter of 2004, subject to regulatory approval. Citizens expects to realize a gain of approximately $12 million on the sale, and anticipates re-deploying the proceeds into one or more strategic alternatives to achieve an equal or somewhat greater return. As such, the sale is anticipated to have a neutral to slightly positive impact on future earnings per share.

INITIATIVES
At the beginning of this year, Citizens identified and prioritized 23 key initiatives to be completed as part of its corporate vision. The initiatives include commercial loan process redesign, deployment of a quick-close home equity process, document imaging, and enhanced voice communication systems. Roy Eon, executive vice president and head of information and technology stated, "Improving our information technology to enhance customer service and efficiency will continue to be a high priority for us in 2004. Initiatives identified include enterprise contact management, network and desktop upgrades, and improving our server management tools."

Citizens introduced new product features for its commercial deposit clients in the first quarter, including positive pay (an anti-fraud service) and interest rate risk management products. In addition, Citizens enhanced its commercial deposit account reconciliation features and business express (Internet banking) capabilities.

"During the quarter we initiated our company-wide sales and sales management initiative across all lines of business and geographies," commented Hartman. "We are fully committed to a highly disciplined, rigorous sales and sales management process and are beginning to see increased levels of activities and opportunities."

DIVIDEND ANNOUNCEMENT
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on May 12, 2004, to shareholders of record on May 3, 2004.

OTHER NEWS
Lizabeth Ardisana was appointed on March 16, 2004, to the Board of Directors of Citizens Banking Corporation. Ardisana is principal owner and CEO of ASG Renaissance, a technical and communication services firm headquartered in Dearborn, Michigan. As CEO of ASG Renaissance, she is responsible for the company's operations and financial management. She also manages the company's consulting services department and works directly with clients, providing consulting and management support on a variety of projects.

During the first quarter of 2004, Citizens repurchased a total of 101,800 shares of its stock at an average price of $33.27. Since the stock repurchase program was announced in October 2001, Citizens has repurchased 2,847,200 shares at an average price of $28.46. As of March 31, 2004, 3,152,800 shares remain to be purchased under programs approved by the Board.

CONFERENCE CALL ANNOUNCEMENT
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, Martin
E. Grunst, treasurer and Daniel E. Bekemeier, chief accounting officer will review the quarter's results in a conference call for investors and analysts beginning at 10:00AM EST ON FRIDAY, APRIL 23, 2004.

A live audio web cast is available at http://viavid.net/dce.aspx?sid=00001AD0 To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number:
(800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID #6448422 Conference Name: "Citizens Banking Corporation 1st Quarter Earnings" R.S.V.P. is not required.

A playback of the conference call will be available after 2:00pm EST through April 30, 2004, by dialing US/Canada Dial-In Number: (800) 642-1687 or International Dial-In Number: (706) 645-9291 conference ID: 6448422. Also, a playback of the call can be accessed via Citizens' web site, through the Investor Relations section at www.citizensonline.com.

CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 177 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact (including statements that include terms such as "may," "should," "believe," "expect," "anticipate," "estimate," "intend," and "plan") are forward-looking statements that involve risks and uncertainties, and Citizens' actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens' loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens' future lending and collections experience and the potential inadequacy of Citizens' loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in Citizens' interest rate risk position, other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, Citizens' potential failure to maintain or improve loan quality levels and origination volume, Citizens' potential inability to continue to attract core deposits, the potential lack of market acceptance of Citizens' products and services, adverse changes in Citizens' relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, changes in accounting rules that negatively impact results of operations or capital, unanticipated environmental liabilities or costs, Citizens' potential inability to integrate acquired operations or complete its restructuring, Citizens' potential inability to successfully expand its Oakland county operations, the effects of terrorist attacks and potential attacks, and Citizens' success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect Citizens' results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.
                                      ####
                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com

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CONSOLIDATED BALANCE SHEETS (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                   MARCH 31,    December 31,
(in thousands)                                                                       2004           2003
-------------------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                         $   156,220    $   182,545
 Interest-bearing deposits with banks                                                  1,253          2,223
 Securities available-for-sale:
     Taxable                                                                       1,581,346      1,536,145
     Tax-exempt                                                                      427,964        429,056
                                                                                 -----------    -----------
        Total securities available-for-sale                                        2,009,310      1,965,201
 Securities held-to-maturity (fair value of $30,172 and $19,913, respectively)        30,104         19,857
 Mortgage loans held for sale                                                         37,205         44,677
 Loans                                                                             5,199,911      5,245,702
     Less: Allowance for loan losses                                                (123,703)      (123,545)
                                                                                 -----------    -----------
      Net loans                                                                    5,076,208      5,122,157
 Premises and equipment                                                              116,531        112,784
 Goodwill                                                                             54,785         54,785
 Other intangible assets                                                              16,207         16,932
 Bank owned life insurance                                                            80,896         80,461
 Other assets                                                                        113,702        109,448
                                                                                 -----------    -----------
      TOTAL ASSETS                                                               $ 7,692,421    $ 7,711,070
                                                                                 ===========    ===========

LIABILITIES
 Noninterest-bearing deposits                                                    $   891,342    $   882,429
 Interest-bearing deposits                                                         4,569,590      4,559,838
                                                                                 -----------    -----------
      Total deposits                                                               5,460,932      5,442,267
 Federal funds purchased and securities sold
    under agreements to repurchase                                                   542,206        588,593
 Other short-term borrowings                                                          17,169         43,077
 Other liabilities                                                                    76,843         65,112
 Long-term debt                                                                      941,089        936,859
                                                                                 -----------    -----------
      Total liabilities                                                            7,038,239      7,075,908
SHAREHOLDERS' EQUITY
 Preferred stock - no par value
 Common stock - no par value                                                         100,982        100,314
 Retained earnings                                                                   517,143        512,045
 Other accumulated comprehensive net income                                           36,057         22,803
                                                                                 -----------    -----------
      Total shareholders' equity                                                     654,182        635,162
                                                                                 -----------    -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $ 7,692,421    $ 7,711,070
                                                                                 ===========    ===========

-------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                               Three Months Ended
                                                                    March 31,
(in thousands, except per share amounts)                         2004      2003
----------------------------------------------------------------------------------

INTEREST INCOME
   Interest and fees on loans                                 $ 73,706   $ 84,504
   Interest and dividends on investment securities:
     Taxable                                                    15,442     14,434
     Tax-exempt                                                  5,244      5,184
   Money market investments                                          2         87
                                                              --------   --------
        Total interest income                                   94,394    104,209
                                                              --------   --------
INTEREST EXPENSE
   Deposits                                                     16,451     25,037
   Short-term borrowings                                         1,272        620
   Long-term debt                                                8,343      7,046
                                                              --------   --------
        Total interest expense                                  26,066     32,703
                                                              --------   --------
NET INTEREST INCOME
                                                                68,328     71,506
Provision for loan losses                                        7,000     18,992
                                                              --------   --------
        Net interest income after provision for loan losses     61,328     52,514
                                                              --------   --------
NONINTEREST INCOME
   Service charges on deposit accounts                           8,042      6,590
   Trust fees                                                    4,310      4,220
   Mortgage and other loan income                                2,256      5,154
   Brokerage and investment fees                                 1,782      1,768
   Bankcard fees                                                   783        735
   Investment securities gains                                     ---         48
   Other                                                         5,339      4,772
                                                              --------   --------
        Total noninterest income                                22,512     23,287
                                                              --------   --------
NONINTEREST EXPENSE
   Salaries and employee benefits                               31,939     30,112
   Occupancy                                                     5,342      4,695
   Equipment                                                     3,642      4,169
   Professional services                                         3,928      3,708
   Data processing services                                      3,646      3,316
   Postage and delivery                                          1,556      1,678
   Advertising and public relations                              2,145      2,049
   Telephone                                                     1,534      1,175
   Stationery and supplies                                         842        895
   Other loan fees                                               1,129      1,142
   Other                                                         4,831      3,642
                                                              --------   --------
        Total noninterest expense                               60,534     56,581
                                                              --------   --------
INCOME BEFORE INCOME TAXES                                      23,306     19,220
Income tax provision                                             5,863      4,162
                                                              --------   --------
NET INCOME                                                    $ 17,443   $ 15,058
                                                              ========   ========

NET INCOME PER SHARE:
   Basic                                                          0.40       0.35
   Diluted                                                        0.40       0.34
AVERAGE SHARES OUTSTANDING:
   Basic                                                        43,315     43,505
   Diluted                                                      43,860     43,748

----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                1ST QTR 2004  4TH QTR 2003  3RD QTR 2003  2ND QTR 2003  1ST QTR 2003
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                                   $ 94,394      $ 97,398      $ 99,687      $104,683      $104,209
Interest expense                                                    26,066        26,720        28,533        31,763        32,703
Net interest income                                                 68,328        70,678        71,154        72,920        71,506
Provision for loan losses                                            7,000         8,020        10,300        25,650        18,992
Net interest income after provision for loan losses                 61,328        62,658        60,854        47,270        52,514
Noninterest income                                                  22,512        21,631        25,054        24,847        23,287
Noninterest expense                                                 60,534        60,446        59,600        56,361        56,581
Income tax provision                                                 5,863         5,769         6,703         2,542         4,162
Net income                                                          17,443        18,074        19,605        13,214        15,058
------------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                                      $  7,692      $  7,711      $  7,787      $  7,789      $  7,768
Total earning assets                                                 7,279         7,278         7,356         7,334         7,285
Total loans                                                          5,200         5,246         5,226         5,287         5,303
Total deposits                                                       5,461         5,442         5,482         5,660         5,812
Total shareholders' equity                                             654           635           634           639           640
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                                      $  7,640      $  7,697      $  7,812      $  7,809      $  7,454
Total earning assets                                                 7,228         7,279         7,378         7,387         7,043
Total loans                                                          5,191         5,220         5,183         5,253         5,343
Total deposits                                                       5,474         5,481         5,610         5,723         5,853
Total shareholders' equity                                             644           626           620           639           643
Shareholders' equity / assets                                         8.43%         8.13%         7.94%         8.18%         8.63%
------------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                                  $ 54,565      $ 68,744      $ 83,278      $ 87,928      $ 84,107
Loans 90 or more days past due and still accruing                      201           345           601           607           990
Restructured loans                                                      52           ---           ---           ---           ---
                                                                  --------      --------      --------      --------      --------
      Total nonperforming loans                                     54,818        69,089        83,879        88,535        85,097
Other repossessed assets acquired (ORAA)                             7,592         7,943         7,350         8,044         8,226
                                                                  --------      --------      --------      --------      --------
      Total nonperforming assets                                  $ 62,410      $ 77,032      $ 91,229      $ 96,579      $ 93,323
                                                                  ========      ========      ========      ========      ========
Allowance for loan losses                                         $123,703      $123,545      $123,265      $123,302      $109,695
Allowance for loan losses ratio                                       2.38%         2.36%         2.36%         2.33%         2.07%
Allowance for loan losses as a percent of nonperforming assets      198.21        160.38        135.12        127.67        117.54
Allowance for loan losses as a percent of nonperforming loans       225.66        178.82        146.96        139.27        128.91
Nonperforming assets as a percent of loans plus ORAA                  1.20          1.47          1.74          1.82          1.76
Nonperforming assets as a percent of total assets                     0.81          1.00          1.17          1.24          1.20
Net loans charged off as a percent of average loans (annualized)      0.53          0.59          0.80          0.92          1.20
Net loans charged off (000)                                       $  6,842      $  7,740      $ 10,337      $ 12,043      $ 16,074
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                       $   0.40      $   0.42      $   0.45      $   0.30      $   0.35
      Diluted                                                         0.40          0.41          0.45          0.30          0.34
Dividends                                                            0.285         0.285         0.285         0.285         0.285
Market Value:
      High                                                        $  34.00      $  34.26      $  28.01      $  28.17      $  26.05
      Low                                                            31.55         26.41         24.77         21.72         23.58
      Close                                                          32.63         32.72         26.41         27.01         23.62
Book value                                                           15.09         14.69         14.67         14.77         14.79
Shares outstanding, end of period (000)                             43,343        43,242        43,220        43,260        43,299
------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                                             4.01%         4.07%         4.06%         4.17%         4.33%
Return on average assets                                              0.92          0.93          1.00          0.68          0.82
Return on average shareholders' equity                               10.89         11.45         12.55          8.29          9.50
Efficiency ratio                                                     64.26         63.16         59.90         55.74         57.58
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL SUMMARY AND COMPARISON
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                         FOR THE THREE MONTHS ENDED
                                                                  MARCH 31,
                                                            2004            2003           % CHANGE
-------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                           $ 94,394        $104,209          (9.4)%
Interest expense                                            26,066          32,703         (20.3)
Net interest income                                         68,328          71,506          (4.4)
Provision for loan losses                                    7,000          18,992         (63.1)
Net interest income after provision for loan losses         61,328          52,514          16.8
Noninterest income                                          22,512          23,287          (3.3)
Noninterest expense                                         60,534          56,581           7.0
Income tax provision                                         5,863           4,162          40.9
Net income                                                  17,443          15,058          15.8
----------------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                              $  7,692        $  7,768          (1.0)%
Total earning assets                                         7,279           7,285          (0.1)
Total loans                                                  5,200           5,303          (1.9)
Total deposits                                               5,461           5,812          (6.0)
Total shareholders' equity                                     654             640           2.2
----------------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                              $  7,640        $  7,454           2.5%
Total earning assets                                         7,228           7,043           2.6
Total loans                                                  5,191           5,343          (2.8)
Total deposits                                               5,474           5,853          (6.5)
Total shareholders' equity                                     644             643           0.2
Shareholders' equity / assets                                 8.43%           8.63%         (2.3)%
----------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income:
      Basic                                               $   0.40        $   0.35          14.3%
      Diluted                                                 0.40            0.34          17.6
Dividends                                                    0.285           0.285           0.0
Market Value:
      High                                                $  34.00        $  26.05          30.5
      Low                                                    31.55           23.58          33.8
      Close                                                  32.63           23.62          38.1
Book value                                                   15.09           14.79           2.0
Tangible book value                                          13.46           13.08           2.9
Shares outstanding, end of period (000)                     43,343          43,299           0.1
----------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE) (1)                                 4.01%           4.33%         (7.4)%
Return on average assets                                      0.92            0.82          12.2
Return on average shareholders' equity                       10.89            9.50          14.6
Net loans charged off as a percent of average loans           0.53            1.20         (55.8)
----------------------------------------------------------------------------------------------------



(1) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $3,362,000 and $3,476,000 for the three months ended March 31, 2004 and 2003, respectively, based on a tax rate of 35%.

--------------------------------------------------------------------------------
NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                Quarter Ended
                                        --------------------------------------------------------------
                                         Mar 31       Dec 31       Sept 30       June 30       Mar 31
(in thousands)                            2004         2003          2003          2003         2003
------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts     $  8,042     $  8,074     $  7,703      $  7,549      $  6,590
Trust fees                                 4,310        4,615        4,368         4,324         4,220
Mortgage and other loan income             2,256        2,079        5,404         5,409         5,154
Brokerage and investment fees              1,782        1,705        2,333         1,914         1,768
Bankcard fees                                783          732          761           814           735
Investment securities gains                  ---            2           42            11            48
Other income                               5,339        4,424        4,443         4,826         4,772
                                        --------     --------     --------      --------      --------
TOTAL NONINTEREST INCOME                $ 22,512     $ 21,631     $ 25,054      $ 24,847      $ 23,287
                                        ========     ========     ========      ========      ========

NONINTEREST EXPENSE:
Salaries and employee benefits          $ 31,939     $ 29,774     $ 31,036      $ 31,400      $ 30,112
Occupancy                                  5,342        5,112        4,328         4,314         4,695
Equipment                                  3,642        3,989        4,060         3,869         4,169
Professional services                      3,928        5,202        4,946         3,959         3,708
Data processing services                   3,646        3,145        3,225         3,058         3,316
Postage and delivery                       1,556        1,796        1,739         1,683         1,678
Advertising and public relations           2,145        1,719        1,395           623         2,049
Telephone                                  1,534        1,314        1,169         1,135         1,175
Stationery and supplies                      842        1,256          911           873           895
Other loan fees                            1,129        1,192        1,360         1,146         1,142
Special charge                               ---          ---         (370)         (221)         (100)
Other expense                              4,831        5,947        5,801         4,522         3,742
                                        --------     --------     --------      --------      --------
TOTAL NONINTEREST EXPENSE               $ 60,534     $ 60,446     $ 59,600      $ 56,361      $ 56,581
                                        ========     ========     ========      ========      ========

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES


                                                              THREE MONTHS ENDED
                                               -------------------------------------------------------------------------------
                                                 3/31/2004                 12/31/2003                  3/31/2003
                                               -------------------------------------------------------------------------------
                                                  AVERAGE     AVERAGE        AVERAGE     AVERAGE        AVERAGE     AVERAGE
(in thousands)                                    BALANCE     RATE (1)       BALANCE     RATE (1)       BALANCE     RATE (1)
------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
 Money market investments                        $     1,977    0.48 %       $    2,539    0.51 %      $    31,069    1.13 %
 Investment securities(2):
   Taxable                                         1,528,829    4.04          1,542,775    4.11          1,061,281    5.44
   Tax-exempt                                        421,589    7.65            418,438    7.67            405,524    7.87
 Mortgage loans held for sale                         37,307    4.73             64,950    5.47            138,275    5.85
 Loans:
   Commercial                                      2,920,584    5.40          2,982,849    5.46          3,256,707    5.84
   Real estate mortgage                              491,028    5.82            493,989    5.56            587,692    6.34
   Direct consumer                                 1,040,543    5.70            996,486    5.96            857,422    6.92
   Indirect consumer                                 739,210    6.89            746,443    6.99            640,807    7.80
                                                 -----------                -----------                -----------
     Total earning assets                          7,181,067    5.47          7,248,469    5.53          6,978,777    6.23
NONEARNING ASSETS
 Cash and due from banks                             160,763                    165,477                    171,491
 Investment security fair value adjustment            47,041                     30,907                     64,090
 Othernonearning assets                              377,037                    377,429                    354,558
 Allowance for loan losses                          (125,637)                  (125,420)                  (114,692)
                                                 -----------                -----------                -----------
     Total assets                                $ 7,640,271                $ 7,696,862                $ 7,454,224
                                                 ===========                ===========                ===========
INTEREST-BEARING LIABILITIES
 Deposits:
   Interest-bearing demand                       $ 1,358,556    0.73        $ 1,340,511    0.73        $ 1,314,615    1.14
   Savings                                         1,288,269    0.52          1,262,141    0.47          1,369,434    0.86
   Time                                            1,955,036    2.53          1,976,708    2.63          2,316,693    3.22
 Short-term borrowings                               508,252    1.00            576,496    1.01            214,786    1.17
 Long-term debt                                      938,677    3.57            938,005    3.48            690,122    4.13
                                                 -----------                -----------                -----------
     Total interest-bearing liabilities            6,048,790    1.73          6,093,861    1.74          5,905,650    2.24
NONINTEREST-BEARING LIABILITIES AND
SHAREHOLDERS' EQUITY
 Noninterest-bearing demand                          872,200                    901,383                    851,929
 Other liabilities                                    75,116                     75,624                     53,284
 Shareholders' equity                                644,165                    625,994                    643,361
                                                 -----------                -----------                -----------
     Total liabilities and
       shareholders' equity                      $ 7,640,271                $ 7,696,862                $ 7,454,224
                                                 ===========                ===========                ===========

INTEREST SPREAD                                                 3.74 %                     3.79 %                     3.99 %
Contribution of noninterest bearing
 sources of funds                                               0.27                       0.28                       0.34
                                                                ----                       ----                       ----
NET INTEREST INCOME AS A PERCENT OF
 EARNING ASSETS                                                 4.01 %                     4.07 %                     4.33 %

------------------------------------------------------------------------------------------------------------------------------

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortiztion of premiums and accretion of discounts.

------------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                                      Quarter Ended
                                                      ------------------------------------------------------------------------------
                                                            Mar 31          Dec 31        Sept 30        June 30         Mar 31
(in thousands)                                               2004            2003           2003           2003            2003
------------------------------------------------------------------------------------------------------------------------------------
Commercial(1)
     Commercial                                            $ 24,359        $ 37,171       $ 51,158       $ 52,760        $ 49,275
     Commercial real estate                                  15,310          16,385         17,379         19,568          20,433
     Small business                                           2,052           1,603          1,648          1,466           1,459
                                                           --------        --------       --------       --------        --------
       Total commercial                                      41,721          55,159         70,185         73,794          71,167
Consumer:
     Direct                                                   3,471           3,177          3,291          3,208           3,416
     Indirect                                                 1,087           1,247          1,625          1,094           1,646
Mortgage                                                      8,286           9,161          8,177          9,832           7,878
Loans 90 days or more past due and still accruing               201             345            601            607             990
Restructured loans                                               52             ---            ---            ---             ---
                                                           --------        --------       --------       --------        --------
     Total Nonperforming Loans                               54,818          69,089         83,879         88,535          85,097
Other Repossessed Assets Acquired                             7,592           7,943          7,350          8,044           8,226
                                                           --------        --------       --------       --------        --------
     Total Nonperforming Assets                            $ 62,410        $ 77,032       $ 91,229       $ 96,579        $ 93,323
                                                           ========        ========       ========       ========        ========

------------------------------------------------------------------------------------------------------------------------------------

  (1)Changes in commercial nonperforming assets for the quarter (in millions):



                                     Inflows                $  11.7         $  17.8          $ 21.1        $ 36.3          $ 22.7
                                    Outflows                  (25.1)          (32.8)          (24.7)        (33.7)          (21.9)
                                                            -------          ------          ------        ------          ------
                                  Net change                $ (13.4)        $ (15.0)         $ (3.6)       $  2.6          $  0.8
                                                           ========         =======          ======        ======          ======



------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                     Quarter Ended
                                                 -----------------------------------------------------
                                                   Mar 31     Dec 31     Sept 30    June 30    Mar 31
(in thousands)                                      2004       2003       2003       2003       2003
------------------------------------------------------------------------------------------------------

Allowance for loan losses - beginning of period   $123,545   $123,265   $123,302   $109,695   $106,777

Provision for loan losses                            7,000      8,020     10,300     25,650     18,992

Charge-offs:
     Commercial                                      5,703      7,323      9,539      7,577     14,133
     Commercial real estate                          1,151      2,276      1,531      4,321        955
     Small business                                    218        551        348        273        264
                                                  --------   --------   --------   --------   --------
       Total commercial                              7,072     10,150     11,418     12,171     15,352
     Real estate mortgage                              193        320        213         76        625
     Consumer - Direct                               1,630      1,388      1,628      1,790      1,748
     Consumer - Indirect                             1,891      2,580      1,941      2,152      2,511
                                                  --------   --------   --------   --------   --------
       Total charge-offs                            10,786     14,438     15,200     16,189     20,236
                                                  --------   --------   --------   --------   --------

Recoveries:
     Commercial                                      2,332      4,452      2,882      2,115      2,032
     Commercial real estate                            432        927        595        623        465
     Small business                                     17        165        139         93        362
                                                  --------   --------   --------   --------   --------
       Total commercial                              2,781      5,544      3,616      2,831      2,859
     Real estate mortgage                               13        ---         27          8          1
     Consumer - Direct                                 438        461        504        479        439
     Consumer - Indirect                               712        693        716        828        863
                                                  --------   --------   --------   --------   --------
       Total recoveries                              3,944      6,698      4,863      4,146      4,162
                                                  --------   --------   --------   --------   --------

Net charge-offs                                      6,842      7,740     10,337     12,043     16,074
                                                  --------   --------   --------   --------   --------

Allowance for loan losses - end of period         $123,703   $123,545   $123,265   $123,302   $109,695
                                                  ========   ========   ========   ========   ========

Reserve for loan commitments - end of period      $  2,757   $  2,690   $  2,690   $  2,690   $  2,690
                                                  ========   ========   ========   ========   ========

------------------------------------------------------------------------------------------------------


                            ----------------------------------------------------------------
                                             For the Quarter Ended 03/31/04
                            ----------------------------------------------------------------
                                                       Consumer -    Consumer -
                            Commercial  Real estate      Direct       Indirect       Total
                            ----------------------------------------------------------------
Charge-offs:
     Michigan                $ 3,419       $    30       $ 1,296       $ 1,891       $ 6,636
     Wisconsin                 2,933           106           219           ---         3,258
     Iowa                        568            57            81           ---           706
     Illinois                    152           ---            34           ---           186
                             -------       -------       -------       -------       -------
       Total charge-offs       7,072           193         1,630         1,891        10,786
                             -------       -------       -------       -------       -------

Recoveries:
     Michigan                  1,262           ---           302           707         2,271
     Wisconsin                 1,136            13           112           ---         1,261
     Iowa                        275           ---            18           ---           293
     Illinois                    108           ---             6             5           119
                             -------       -------       -------       -------       -------
       Total recoveries        2,781            13           438           712         3,944
                             -------       -------       -------       -------       -------

Net charge-offs              $ 4,291       $   180       $ 1,192       $ 1,179       $ 6,842
                             =======       =======       =======       =======       =======

--------------------------------------------------------------------------------------------